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                                                                    EXHIBIT 99.1

The following comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of Federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business-Risk Factors," contained in the Company's Annual Report on form 10-K for the fiscal year ended September 30, 2000, which are incorporated herein by this reference.

This morning we released our second quarter numbers for FY 2001, and as most of you know, we more than doubled our basic earnings per share over what we earned last year for the same quarter. We made almost $4 million in EBITDA and 17 cents per share after tax as compared to $2.7 million in EBITDA and 8 cents per share after tax in the second quarter of 2000. Our staff continued to do a great job. We have been able to take advantage of the dot-com slowdown by hiring a number of extremely talented technical people with expertise in man/machine software, communications systems, database design, and game development. Our R&D staff has increased in size by more than 50%, and we can see significant improvement in their productivity as we take advantages of more of the powerful new software tools available today.

During our last conference call in January, I said that we would see some improvement in our financial performance in both the first and second quarters of this year, and in the third and fourth quarter, very dramatic improvements in earnings over last year. Our new Class II electronic games have performed better than expected and we believe now that we will see an 80% increase in basic earnings per share for the year, based on the same number of shares outstanding. That assumes that the 1.8 million Class A and Class B warrants with an $8 strike price will not be exercised until after September 30th. If we continue to install player stations for our new games at the rate of 200 per month, and we do not see any deterioration in earnings per machine, we will do better than the 80% increase in earnings per share, but that is probably expecting too much. We have more than 700 units installed and playing the first of our new generation Class II games, which we call MegaNanza(TM), and we have an order backlog of about 1,000 units. From the interest we are seeing not only from Oklahoma, but also from California, Florida, Arizona, Mississippi, New York, and Wisconsin, we expect to see the demand for our Class II electronic games to remain at the level of 2,500 units per year or higher for some time. Presently there are about 200 tribes in the U.S. offering gaming, and right now, we have our equipment in about 98 Native-American-owned facilities. I think we have an opportunity to add up to 50% more facilities in the next couple of years, and to add more games and equipment in practically every one of our current halls. We are just now coming out with a wider selection of themes for MegaNanza, and are developing other new-generation gaming systems, which include several electronic pull-tab systems. Clearly, we will find it strategically advantageous to introduce a pull-tab version of the MegaNanza game themes soon.

In addition, we are speeding up all of our legacy bingo games, including a much higher-speed version of Big Cash(TM). We have been discussing MegaNanza with tribal regulators, and have asked NIGC to approve it as a Class II game. We have already made a number of changes to the way the game works to address their concerns, and these changes have had minimum impact on player appeal. We are confident that MegaNanza is a Class II game and we do not believe that we will have to go to court to prove this. In any event, our new electronic pull-tab game and speeded-up version of Big Cash will provide insurance that we can continue to deliver those game themes that we delivered with MegaNanza regardless of what happens with MegaNanza and the regulators.

We have added a new "Net Revenue" line to our income statement that helps us manage and evaluate our performance. We hope this chart will be valuable to the investment community as well. As most of you know, we show recurring revenue from our Class II electronic games as the total hold or win of those games. Since we play such a major role in bringing these games to the consumer, we think this accounting is appropriate, even though about 75% of the hold is actually retained by our tribal customers. Most technology suppliers to the gaming industry who have recurring revenue account for that revenue as that portion of the total hold that they are paid in fees. In our case, that accounting approach reduces our revenue to about 27% of what we show

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at the top line now. As I said, we show this information on our new income statement on the line "Net Revenue." For the first six months of 2001, our Net Revenue was $16 million. Our income before taxes was $2.1 million or 13% of "Net Revenue." For the second quarter of 2001, income before taxes was 17% of "Net Revenue." After-tax profits for the second quarter were 10.5% of "Net Revenue."

The key factor that has allowed us to see this type of profitable growth is our proprietary network, Betnet(TM). Betnet is unique in its ability to allow players to communicate interactively. Other gaming suppliers have progressive networks, but I do not know anyone else that has anywhere near the broadband, two-way communications capability that we do. It appears that Metcalf's rule may be applicable to Betnet. Robert Metcalf, the inventor of Ethernet and founder of 3Com, said that the potential value of a network is proportional to the square of the number of participants on that network. Certainly as we get more players on the network, we can give away larger prizes, which increase wager rates. We also find that interactivity increases the social value of the games, and as we get more younger people coming to play, we are able to interest them intellectually in games where they can apply strategy interactively in order to increase their probability of winning.

During our last conference call, we talked at length about our Internet activities. Internet gaming is one venue where it is extremely important to the players for a game to challenge them intellectually. We have completed writing the code for our proxy play system, and it is being tested at the present time. I expect we will deliver it to our first customer for Internet use in another ninety days. We still believe that each of our tribal partners offering our electronic games on the Internet via proxy play can recruit about 200 online players, 24 hours per day. If they do, it still appears we will generate an estimated additional revenue of $144,000 per day, from which we will realize an EBITDA of about $30,000 per day for every tribal customer.

Moreover, if we serve three aggressive tribal customers with proxy play software, we believe they can recruit 600 simultaneous online players for 24 hours per day and we could realize a $30 million per year increase in EBITDA.

There remains tremendous uncertainty in this vision of the future that I've painted for MGAM here today. New laws that significantly change IGRA's intent to expand commercial gambling by using the latest technology on and off Indian land could eventually reverse the entire structure of Native American gaming. But we do not see that as very likely for the foreseeable future. In this rapidly changing world of today, the foreseeable future is probably less than two years.